Bang & Olufsen America, 1200 Business Center Drive, Suite 100
                       Mount Prospect, Illinois 60056-6041


                                              September 7, 1998


Mr. Franklin Karp
Harvey Electronics, Inc.
205 Chubb Avenue
Lyndhurst, NJ 07071

Dear Mr. Karp:

     After very serious consideration, Bang & Olufsen America, Inc. ("BOA") has decided to limit the future distribution of Bang & Olufsen products to those stores dedicated to selling primarily Bang & Olufsen products.

     Your Dealer Agreement with BOA expires by its terms on May 31, 1999. Consequently, we are now advising you that, in line with this decision, BOA does not intend to offer a renewal of your Dealer Agreement, with the result that you relationship as a dealer in B&O products will end on May 31, 1999.

     Until then, the relationship between you and BOA will continue in full effect, except that you will not be held to the display and minimum purchase obligations contained in Exhibit A to your Dealer Agreement. We point out that, on the termination date, May 31, 1999, certain obligations are imposed upon you primarily by section "F" of the Dealer Agreement, which we suggest you review. Among these, of course, are the requirements that you immediately discontinue selling B&O products and using B&O trademarks.

     We take this opportunity to thank you very much for your past support of BOA and Bang & Olufsen products. We appreciate your efforts and wish you good luck in the future.

                                                Very truly yours,


                                                /s/Ole Bek
                                                ------------------------------
                                                Ole Bek
                                                President